Exhibit 99.1

HealthSpring Contact:	Lankford Wade Senior Vice President & Treasurer (615) 236-6200

HEALTHSPRING, INC. ANNOUNCES THE ADDITION
OF JOHN T. FOX TO ITS BOARD OF DIRECTORS

NASHVILLE, TN (September 28, 2010) – HealthSpring, Inc. (NYSE:HS) today announced that John T. Fox, President and Chief Executive Officer of Emory Healthcare, Inc., has joined its Board of Directors. Fox’s extensive experience in leading healthcare systems and other healthcare organizations should strengthen the Board’s abilities to, among other things, confront and respond to the challenges presented by recent federal health insurance reform.

Since 2002, Mr. Fox has been the President and CEO of Emory Healthcare, Georgia’s largest and most comprehensive healthcare system and one of the South’s leading academic medical centers. Emory Healthcare has approximately 1,400 licensed patient beds, 10,000 employees and 20 health centers operating throughout Metro Atlanta. Prior to joining Emory Healthcare, Mr. Fox was executive vice president, in charge of financial management, acquisitions, HMO performance, quality performance, infrastructure, and other activities for Clarian Health (a regional healthcare system and academic medical center in Indianapolis, Indiana) and a vice president and chief financial officer for The Johns Hopkins Hospital in Baltimore, Maryland. Mr. Fox began his career as a healthcare consultant with Coopers & Lybrand. He holds a bachelor’s degree from Washington University (St. Louis) and a Masters in Business Administration.

“John Fox, like HealthSpring, is committed to the long-term transformation of the way healthcare is delivered in the United States,” said Herbert A. Fritch, Chairman of the Board and Chief Executive Officer of HealthSpring. “His background and diversity of experience bring extensive operating depth and a fundamental understanding of U.S. public health policy to our Board of Directors and expand our capabilities as we evolve our Medicare product lines and enter potential new lines of business. As Chief Executive Officer of Emory Healthcare, he has led its four hospitals and two large physician groups to be a leader in the delivery of high-quality clinical care in a patient-centric manner, which are core tenets to HealthSpring’s Medicare operations. John will be a valuable asset to our Board, to our stockholders, and, personally, to me as we react to health insurance reform and grow our business.”

About HealthSpring
HealthSpring is based in Nashville, TN, and is one of the country’s largest Medicare Advantage coordinated care plans.  HealthSpring currently owns and operates Medicare Advantage plans in Alabama, Florida, Georgia, Illinois, Mississippi, Tennessee, and Texas and also offers a national stand-alone Medicare prescription drug plan. For more information, visit www.healthspring.com.

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